UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On October 27, 2025, the Hartman Group distributed the following letter to shareholders:

Silver Star’s Deception and the Accountability You Deserve

October 27, 2025

Dear Shareholder,

"Woe to those who call evil good and good evil, who put darkness for light and light for darkness."

— Isaiah 5:20

These words speak to what is happening at Silver Star today. They continue to delay the court-ordered annual meeting for a shareholder vote. They are using your money like it is in their piggy bank.

Silver Star’s Pattern of Deception

1. Soliciting Proxy Votes Without Audited Financial Statements

In May 2025, Silver Star told a Maryland court that the deadline for holding an annual meeting needed to be extended because it would be violating federal law if it solicited proxy votes without audited financial statements for fiscal years 2023 and 2024. After the Maryland court extended the deadline to October 21, 2025, Silver Star did not secure audited financial statements before soliciting proxy votes. Instead, Silver Star proceeded to solicit proxy votes without audited financial statements. Indeed, to this day, Silver Star still has not provided shareholders with audited financial statements for fiscal years 2023 and 2024.

2. Discriminating Against Approximately 20% of Shareholders

In June 2025, management executed a 3:1 "flip-in" stock distribution that tripled certain shareholders' holdings — including management's own shares — while deliberately excluding approximately 20% of shareholders. We believe this “flip-in” distribution was impermissible.

When questioned why 20% were excluded, Haddock’s response was: “They are a part of the Hartman group. You can have your attorney call my attorney."

To create an unfair advantage for themselves in the proxy solicitation, Silver Star’s entrenched directors selectively decided who deserves additional shares to vote and who doesn't.

3. Improperly Refusing Books and Records Requests

Despite our formal requests to receive books and records pursuant to Maryland law, and our multiple follow up requests, Silver Star’s entrenched directors have refused to provide updated shareholder lists, among other information, so that they have updated information about shareholders to contact during the proxy solicitation, but the Hartman Group does not.

4. Omitting Consent Revocations

In November 2023, Silver Star adopted a new bylaw permitting shareholder action by less than unanimous consent and initiated a written consent solicitation for, among other things, the election of directors. The only candidates listed for Silver Star’s consent solicitation were Haddock, Still, and Tompkins; there was no option or opportunity to nominate or vote for any other candidate.

Silver Star reported to the SEC that they received 51% shareholder support in their consent solicitation. What they concealed: We delivered consent revocations from holders of approximately 30% of outstanding shares. Thus, substantially less than 51% votes received supported Silver Star’s consent solicitation.

Needless Delay

The courts have been clear. On October 16, 2025, the federal judge made it clear that no relief from the Maryland court’s October 21, 2025 deadline for Silver Star’s annual meeting was needed. When it set the October 21, 2025 deadline nearly four months ago, the Maryland court said "No further extension will be granted."

Yet here we are with an indefinite postponement.

It's Time to Make Your Voice Heard

Reach out to the board members and demand they count the vote effective October 21st. No further delays will be tolerated. Throw the bums out before they destroy the Company further.

Contact them at:

Gerald Haddock
Email: Gerald@haddockinvestments.com
Phone: 817-307-5146

Jim Still
Email: jim.still@rdcadvisors.com
Phone: 267-226-0241

Jack Tompkins
Email: jtompkins@artaequity.com
Phone: 713-817-3515

Thank you for your support.

Sincerely,

Al Hartman

The Hartman Shareholder Alliance

***

Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.